Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2026 relating to the financial statements of Lincoln International, Inc., appearing in Registration Statement No. 333-295322 on Form S-1 of Lincoln International, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
May 21, 2026